Exhibit 5.1

January 30, 2017

Invuity, Inc.

444 De Haro Street

San Francisco, CA 94107

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on January 30, 2017 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,517,164 additional shares of your common stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the 2015 Equity Incentive Plan (the “2015 Plan”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the 2015 Plan.

It is our opinion that, when issued and sold in the manner described in the 2015 Plan and pursuant to the agreements which accompany each grant under the 2015 Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation